Exhibit 99.1

MEDIA CONTACT:      Bill Berry, Berry & Co.: 212-253-8881

IMMTECH TO BE LISTED ON OTC MARKET

New York, May 21, 2009 – Immtech Pharmaceuticals, Inc. (OTC: IMMP) announced today that the Company expects to begin trading its common stock on the Pink OTC Markets quotation system on or about Friday, May 22, 2009 under the ticker symbol “IMMP”.

As announced previously, on March 27, 2009 the Company received notice from the NYSE AMEX (the “Exchange”) of its intention to initiate proceedings to delist the Company’s common stock. The Corporate Compliance Department of NYSE Regulation, Inc., on behalf of the Exchange, determined that the Company was not in compliance with certain of the Exchange’s continued listing standards, as set forth in the Exchange’s Company Guide, including Section 1003(a)(ii), Section 1003(a)(iii) and Section 1003(a)(iv). The Listing Qualifications Panel of the Exchange’s Committee on Securities affirmed the Exchange’s earlier determination to delist the common stock of the Company, and the Exchange has notified the Company that trading in its common stock will cease on the Exchange effective at close of trading on Thursday, May 21, 2009.

Eric L. Sorkin, Chairman and Chief Executive Officer stated, “Immtech believes it has a strong development plan for its valuable platform of proprietary compounds and extensive knowledge and networks in China. We plan to vigorously utilize our competitive advantages and aim to fully enhance shareholder value. We will continue to seek high growth opportunities for the Company.”

About Immtech Pharmaceuticals, Inc.

Immtech Pharmaceuticals, Inc. and subsidiaries (a development stage enterprise) is focused on global development in the healthcare sector and opportunities in China. Immtech aims to apply its established expertise and other assets in both new drug development and enhanced healthcare-related services, including research and content distribution services, for developed and developing countries. For additional information, please visit the Company’s website at http://www.immtechpharma.com.

“Safe Harbor” Statement under the Private Securities Reform Act of 1995: Statements in this press release regarding Immtech Pharmaceuticals, Inc.’s business which are not historical facts, are “forward-looking statements” that involve risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in Immtech’s annual report on Form 10-K for the year ended March 31, 2008 filed on June 18, 2008, and in its other SEC filings and include, but are not limited to: (i) conditions in the credit markets and the general economy; (ii) Immtech’s ability to obtain additional funds; (iii) Immtech’s ability to manage its remaining resources; (iv) Immtech’s ability to continue as a going concern; (v) Immtech’s ability to retain key personnel; (vi) the ability of Immtech’s scientists and collaborators to discover new compounds; (vii) the availability of additional research grants; (viii) Immtech’s ability to obtain regulatory approval of its drug candidates; (ix) the success of Immtech’s clinical trials; (x) dependence upon and contractual relationship with partners; (xi) Immtech’s ability to protect its intellectual property; and (xii) competition and alternative technologies.

In addition, Immtech does not undertake any obligation, and specifically disclaims any obligation to publicly update or revise forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.